                                                                  EXHIBIT (a)(1)

                            ST. JUDE MEDICAL, INC.

                       OFFER TO PURCHASE FOR CASH UP TO
                     8,000,000 SHARES OF ITS COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $39.00
                        NOR LESS THAN $32.00 PER SHARE
  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 12, 1998, UNLESS THE OFFER IS EXTENDED.
                                 -----------
St.  Jude  Medical, Inc.,  a  Minnesota  corporation (the  "Company"),  hereby invites its shareholders to tender shares of its common stock, par value $.10 per share (the "Shares"), including the associated Preferred Stock
  Purchase Rights (the "Rights"), to the  Company at prices not in excess of
  $39.00  nor  less  than   $32.00  per  Share  in  cash,  as  specified  by
   shareholders tendering their  Shares, upon the terms and  subject to the conditions set forth in this Offer  to Purchase and the related  Letter of  Transmittal (which  together constitute  the "Offer").  Unless the
     Rights are redeemed by the Company or become separately tradeable prior to the Expiration Time (as defined herein), a tender of
      Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares shall include the associated Rights.
The Company  will, upon the terms and subject to the conditions of  the Offer, determine a  single per Share price, not  in excess of $39.00 nor  less than
  $32.00 per Share, net  to the seller in cash  (the "Purchase Price"), that it will pay  for Shares validly  tendered and not  withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select  the  lowest  Purchase  Price  that  will  allow  it  to  buy
      8,000,000 Shares (or  such lesser number of Shares  as are validly tendered and not withdrawn at prices not in excess of $39.00 nor less than $32.00 per Share)  pursuant to the Offer. All  Shares validly tendered at prices at  or below the Purchase Price and not withdrawn will be purchased  at the Purchase Price, upon the terms  and  subject to  the conditions  of  the Offer,
           including  the  proration  terms   hereof.  The  Company
            reserves  the  right,  in   its  sole  discretion,   to
            purchase more than 8,000,000 Shares pursuant to the Offer. See Section 15.
 THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6. The Shares are listed and traded on the New York Stock Exchange, Inc.
     (the "NYSE") under the symbol "STJ."  On February 11, 1998, the last full  trading day on the NYSE  prior to the announcement by  the
          Company of the Offer, the closing per Share sales price as reported on  the  NYSE  Composite  Tape  was  $34.69.
               SHAREHOLDERS ARE URGED  TO OBTAIN CURRENT MARKET
                  QUOTATIONS FOR THE SHARES. SEE SECTION 7.
 THE BOARD  OF  DIRECTORS OF  THE COMPANY  HAS APPROVED  THE  OFFER. HOWEVER,
  NEITHER THE  COMPANY NOR ITS  BOARD OF DIRECTORS MAKES  ANY RECOMMENDATION
   TO  ANY SHAREHOLDER AS  TO WHETHER TO TENDER  OR REFRAIN FROM  TENDERING
     SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER
      SHARES  AND, IF SO,  HOW MANY  SHARES TO TENDER  AND THE  PRICE OR
       PRICES AT WHICH  SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN
         ADVISED THAT  NONE OF  ITS  DIRECTORS OR  EXECUTIVE OFFICERS
          INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
                                   IMPORTANT
  Any shareholder desiring to tender all or any portion of his or her Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3, or
(ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.
  TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.
  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                     The Dealer Manager for the Offer is:

                       [Credit Suisse First Boston Logo]
February 12, 1998

                                    SUMMARY

  This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be        8,000,000 Shares (or such lesser number of Shares
Purchased...................  as are validly tendered and not withdrawn at prices not in excess of $39.00 nor less than $32.00 per Share).

Purchase Price..............  The Company will determine a single per Share cash price, not in excess of $39.00 nor less than $32.00 per Share, that it will pay for Shares validly tendered and not withdrawn taking into account the number of Shares so tendered and the prices specified by the tendering shareholders. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not in excess of $39.00 nor less than $32.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

How to Tender Shares........  See Section 3. Call the Information Agent, the
                              Dealer Manager or consult your broker for assistance.

Brokerage Commissions.......  None for registered shareholders who tender their
                              Shares directly to the Depositary. Shareholders holding Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary.

Stock Transfer Tax..........  None, if payment is made to the registered holder.

Expiration Time and           Thursday, March 12, 1998, at 12:00 Midnight, New
Proration Date..............  York City time, unless extended by the Company.

Payment Date................  As soon as practicable after the Expiration Time.

Position of the Company and
its  Directors..............
                              Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender and the price or prices at which Shares should be tendered. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

Withdrawal Rights...........  Tendered Shares may be withdrawn at any time before 12:00 Midnight, New York City time, on Thursday, March 12, 1998, unless the Offer is extended by the Company and, unless previously purchased, after 12:00 Midnight, New York City time, on Thursday, April 9, 1998. See Section 4.


Odd Lots....................  There will be no proration of Shares tendered by any shareholder owning beneficially fewer than 100 Shares in the aggregate (excluding Restricted Shares (as defined herein)) as of the close of business on February 11, 1998, and as of the Expiration Time, provided such shareholder tenders all such Shares at or below the Purchase Price prior to the Expiration Time and checks the "Odd Lots" box in the Letter of Transmittal. See
                              Section 2.

                               TABLE OF CONTENTS

 SECTION                                                                   PAGE
 INTRODUCTION............................................................    4
 THE OFFER...............................................................    6
     1.  Number of Shares; Proration....................................     6
     2.  Tenders by Owners of Fewer than 100 Shares.....................     8
     3.  Procedure for Tendering Shares.................................     8
     4.  Withdrawal Rights..............................................    12
     5.  Purchase of Shares and Payment of Purchase Price...............    13
     6.  Certain Conditions of the Offer................................    14
     7.  Price Range of Shares; Dividends...............................    16
     8.      Background and Purpose of the Offer; Certain Effects of the
          Offer.........................................................    16
     9.  Interests of Directors and Executive Officers; Transactions and
          Arrangements Concerning the Shares............................    17
    10.  Source and Amount of Funds.....................................    18
    11.  Certain Information about the Company..........................    19
    12.      Effects of the Offer on the Market for Shares; Registration
          under the Exchange Act........................................    28
    13.  Certain Legal Matters; Regulatory and Foreign Approvals........    29
    14.  Certain U.S. Federal Income Tax Consequences...................    29
    15.  Extension of the Offer; Termination; Amendments................    31
    16.  Fees and Expenses..............................................    32
    17.  Miscellaneous..................................................    33

SCHEDULE I--Certain Transactions Involving Shares........................... S-1


  THIS OFFER TO PURCHASE CONTAINS CERTAIN "FORWARD LOOKING STATEMENTS" THAT ARE SUBJECT TO RISK AND UNCERTAINTIES, SUCH AS THOSE DESCRIBED IN THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1996 (SEE PAGE 25) AND FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997 (SEE PAGE
10). ACTUAL RESULTS MAY DIFFER MATERIALLY FROM ANTICIPATED RESULTS.

To the Holders of Shares of Common Stock of St. Jude Medical, Inc.:

                                 INTRODUCTION

  St. Jude Medical, Inc., a Minnesota corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.10 per share (the "Shares"), including the associated Preferred Stock Purchase Rights (the "Rights") to the Company at prices not in excess of $39.00 nor less than $32.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company or become separately tradeable prior to the Expiration Time (as defined in Section 1), a tender of Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares shall include the associated Rights.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price not in excess of $39.00 nor less than $32.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 8,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not in excess of $39.00 nor less than $32.00 per Share) pursuant to the Offer. All Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 8,000,000 Shares pursuant to the Offer. See Section 15.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  If, at the Expiration Time, more than 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender Shares at prices at or below the Purchase Price. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration.

  The Purchase Price will be paid net to the tendering shareholders in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary (as defined herein). HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION
3. In addition, the Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), Georgeson & Company Inc. (the "Information Agent") and American Stock Transfer & Trust Company (the "Depositary") in connection with the Offer. See Section 16.

  Certain shareholders have been issued restricted Shares (the "Restricted Shares") pursuant to the provisions of the Company's 1989 Stock Option Plan (the "1989 Stock Option Plan"). PURSUANT TO THE PROVISIONS OF THE 1989 STOCK OPTION PLAN, RESTRICTED SHARES TENDERED IN THE OFFER WILL NOT BE PURCHASED BY THE COMPANY BUT, INSTEAD, WILL BE RETURNED TO THE SHAREHOLDER ATTEMPTING TO TENDER SUCH RESTRICTED SHARES, UNLESS THE RESTRICTION PERIOD APPLICABLE TO SUCH RESTRICTED SHARES HAS EXPIRED. Shareholders who hold Restricted Shares should see "Procedure for Tendering Shares--Restricted Shares" in Section 3.

  The Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of cash and borrowings to fund the Offer will result in a more efficient capital structure for the Company. Accordingly, the Offer is consistent with the Company's long-term corporate goal of increasing shareholder value. Over the past several years, the Company's operations have generated substantial excess cash flow. Historically, the Company has used a portion of this cash flow to reduce acquisition-related debt, resulting in significant deleveraging and a strong balance sheet. However, the continuing strong cash flow and relatively low debt levels leave the Company underleveraged. The Board of Directors believes the Company's financial condition and outlook for continuing strong cash flow will allow it to meet the Company's first priority, which is to reinvest in the business, including through acquisitions, and to use its excess cash and debt capacity to fund the Offer.

  The Company expects that even after the Offer is completed the Company will have ready access to sources of capital sufficient to fund investments in the business, including through attractive acquisition opportunities that might become available.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not in excess of $39.00 nor less than $32.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual transaction costs associated with open-market sales. Any Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders will be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

  As of February 10, 1998, there were 91,940,672 Shares outstanding and 9,448,755 Shares issuable upon exercise of outstanding stock options under the Company's stock option plans (the "Options"). The 8,000,000 Shares that the Company is offering to purchase represent approximately 8.7% of the outstanding Shares (approximately 7.9% assuming the exercise of all such Options). The Shares are listed and traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "STJ." On February 11, 1998, the last full trading day on the NYSE prior to the announcement by the Company of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $34.69. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES. SEE SECTION 7.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to holders of record of Shares as of February 10, 1998, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 8,000,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Time (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not in excess of $39.00 nor less than $32.00 per Share. The term "Expiration Time" means 12:00 Midnight, New York City time, on Thursday, March 12, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to
Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Time will be eligible for proration. The proration period also expires at the Expiration Time.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 8,000,000 Shares (or such lesser number as are validly tendered and not withdrawn at prices not in excess of $39.00 nor less than $32.00 per Share) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 8,000,000 Shares pursuant to the Offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section
15. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must specify the price (not in excess of $39.00 nor less than $32.00 per Share) at which such shareholder is willing to sell such Shares to the Company. As promptly as practicable following the Expiration Time, the Company will, in its sole discretion, determine the Purchase Price (not in excess of $39.00 nor less than $32.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy

8,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Time.

  If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time is less than or equal to 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

  Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Time more than 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

    (i) all Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Time by any Odd Lot Owner who:

      (a) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

      (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Time on a pro rata basis.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Time. Proration for each shareholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer (with appropriate adjustments to avoid the purchase of fractional shares). Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Time, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Time. Shareholders can obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

  THE COMPANY ALSO RESERVES THE RIGHT, BUT WILL NOT BE OBLIGATED, TO PURCHASE ALL SHARES DULY TENDERED BY ANY SHAREHOLDER WHO TENDERED ALL SHARES BENEFICIALLY OWNED AT OR BELOW THE PURCHASE PRICE AND WHO, AS A RESULT OF PRORATION, WOULD THEN BENEFICIALLY OWN AN AGGREGATE OF FEWER THAN 100 SHARES. IF THE COMPANY EXERCISES THIS RIGHT, IT WILL INCREASE THE NUMBER OF SHARES THAT IT IS OFFERING TO PURCHASE IN THE OFFER BY THE NUMBER OF SHARES PURCHASED THROUGH THE EXERCISE OF SUCH RIGHT. SEE SECTION 15.

  As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES

  The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price by or on behalf of shareholders who beneficially owned as of the close of business on February 11, 1998, and continue to beneficially own as of the Expiration Time, an aggregate of fewer than 100 Shares (excluding Restricted Shares) ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares (excluding Restricted Shares) that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (excluding Restricted Shares), even if such owners have separate accounts or stock certificates representing fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such shareholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, except that an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that the shareholder is tendering all of such shareholder's Shares (excluding Restricted Shares) at the Purchase Price. See Section 3. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange, including the NYSE.

3. PROCEDURE FOR TENDERING SHARES

  Proper Tender of Shares. For Shares to be validly tendered pursuant to the
Offer:

    (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

    (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

  AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION ENTITLED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH SUCH SHAREHOLDER'S SHARES ARE BEING TENDERED, EXCEPT THAT AN ODD LOT OWNER MAY CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL ENTITLED "ODD LOTS" INDICATING THAT SUCH SHAREHOLDER IS TENDERING ALL OF SUCH SHAREHOLDER'S SHARES AT THE PURCHASE PRICE. SHAREHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE BEING TENDERED, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER VALIDLY TO TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  In addition, Odd Lot Owners who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

  SHAREHOLDERS HOLDING SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT SUCH BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH SUCH BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

  Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company ("DTC") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States that is a member of one of the Stock Transfer Association's approved medallion programs (such as Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program) (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard, see Section 5 for information with respect to applicable stock transfer taxes.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary before the Expiration Time, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), at or prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

  Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at DTC, such Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to such shareholder.

  United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless an exemption applies under applicable law and regulations or unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary, as payor, and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 14 herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14 herein)) are not subject to these backup withholding and reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

  TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

  For a discussion of certain other United States federal income tax consequences to tendering shareholders, see Section 14.

  Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL.

  Restricted Shares. Certain shareholders have been issued Restricted Shares pursuant to the provisions of the 1989 Stock Option Plan. Pursuant to the provisions of the 1989 Stock Option Plan, certificates representing Restricted Shares granted to plan participants must remain in escrow or bear an appropriate legend with respect to the restrictions placed on such Restricted Shares until the expiration of the applicable restriction period (determined in accordance with the provisions of the 1989 Stock Option Plan). Restricted Shares tendered in the Offer will not be purchased by the Company but, instead, will be returned to the shareholder attempting to tender such Restricted Shares, unless the restriction period applicable to such Restricted Shares has expired. Upon the expiration of such applicable restriction period and pursuant to the provisions of the 1989 Stock Option Plan, such Restricted Shares shall no longer be restricted, may be tendered pursuant to the Offer and must be included in determining a shareholder's status as an Odd Lot Owner. Any questions with respect to the status of any Restricted Shares, as to when restrictions with respect to a particular plan participant's Restricted Shares expire or whether Restricted Shares (as to which the applicable restriction period has expired) may be tendered pursuant to the Offer may be directed to Kevin T. O'Malley, Vice President, General Counsel and Secretary of the Company at (612) 483-2000.

  Preferred Stock Purchase Rights. On July 16, 1997, the Board of Directors of the Company declared a dividend of one Preferred Stock Purchase Right (a "Right") for each outstanding Share. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Preferred Stock ("Preferred Stock") at a price of $200.00 per one one-hundredth of a share. The Rights will not become exercisable unless and until, among other things, any person acquires 15% or more of the outstanding Shares. If a person acquires 15% or more of the outstanding Shares, each Right will entitle the holder to purchase that number of shares of Preferred Stock having a value equal to twice the exercise price of the Right. The Rights will not become exercisable or separately tradeable as a result of the Offer. The Rights are redeemable under certain circumstances at $.01 per Right and will expire, unless earlier redeemed, on July 15, 2007.

  Unless the Rights are redeemed prior to the Expiration Time, holders of Shares are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Time, a tender of Shares pursuant to the Offer will constitute a tender of the associated Rights evidenced by the certificate for such Shares. If the Rights become exercisable or separately tradeable, holders of such Shares will be required to tender certificates representing a number of Rights equal to the number of Shares tendered, and shareholders who have sold Rights separately from the Shares will be unable to tender Shares unless the shareholder reacquires Rights to tender with the Shares.

  Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" equal to or in excess of the amount tendered in (i) the Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

  Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares, and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

  CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Thursday, April 9, 1998.

  For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution

(except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with the procedures of DTC. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

  Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are validly retendered and not thereafter withdrawn before the Expiration Time by again following any of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer, the Company will
(i) determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (ii) accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Time. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

  Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Time. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Time. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with DTC by the participant who so delivered such Shares) as promptly as practicable following the Expiration Time or termination of the Offer without expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

  TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after February 12, 1998, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

    (a) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which:

      (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of some or all of the Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or

      (ii) could, in the reasonable judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or otherwise materially impair the Offer's contemplated benefits to the Company; or

    (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court, government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

    (c) there shall have occurred:

      (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

      (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

      (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

      (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the reasonable judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States;

      (v) any significant decrease in the market price of the Shares;

      (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in the reasonable judgment of the Company, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares;

      (vii) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

      (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on February 11, 1998; or

    (d) any change or changes shall occur or be threatened in the business, condition (financial or other), income, operations or prospects or stock ownership of the Company and its subsidiaries, taken as a whole, which, in the reasonable judgment of the Company, is or may be material to the Company and its subsidiaries taken as a whole; or

    (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or any merger, business combination or similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

    (f) any entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Commission on or before February 11, 1998 a
  Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or

    (g) any entity, group or person who has filed with the Commission on or before February 11, 1998 a Schedule 13G or Schedule 13D with respect to the Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares; or

    (h) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares or assets.

  The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are listed and traded on the NYSE. The high and low sales prices per Share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:

                                                                   HIGH   LOW
                                                                  ------ ------
   FISCAL 1996
     1st Quarter................................................. $46.00 $36.38
     2nd Quarter.................................................  39.50  33.25
     3rd Quarter.................................................  41.50  29.63
     4th Quarter.................................................  43.25  35.00
   FISCAL 1997
     1st Quarter................................................. $42.38 $33.25
     2nd Quarter.................................................  39.75  29.13
     3rd Quarter.................................................  42.88  33.50
     4th Quarter.................................................  35.06  27.06
   FISCAL 1998
     1st Quarter (through February 11, 1998)..................... $36.13 $29.06

  On February 11, 1998, the last full trading day on the NYSE prior to the announcement of the Offer by the Company, the closing per Share sales price as reported on the NYSE Composite Tape was $34.69. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

  The Company discontinued its cash dividend subsequent to the third quarter of 1994 in order to accelerate debt repayment and to provide additional funds for investment in new businesses.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  For information with respect to certain events relating to the Company, see "Certain Information about the Company--Recent Developments" in Section 11 and the text of the press release issued by the Company on February 11, 1998 contained therein. The Company announced on February 11, 1998 its intention to commence the Offer on February 12, 1998 and included in such announcement certain terms of the Offer consistent with those set forth in this Offer to Purchase.

  The Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of cash and borrowings to fund the Offer will result in a more efficient capital structure for the Company. Accordingly, the Offer is consistent with the Company's long-term corporate goal of increasing shareholder value. Over the past several years, the Company's operations have generated substantial excess cash flow. Historically, the Company has used a portion of this cash flow to reduce acquisition-related debt, resulting in significant deleveraging and a strong balance sheet. However, the continuing strong cash flow and relatively low debt levels leave the Company underleveraged. The Board of Directors believes the Company's financial condition and outlook for continuing strong cash flow will allow it to meet the Company's first priority, which is to reinvest in the business, including through acquisitions, and to use its excess cash and debt capacity to fund the Offer.

  The Company expects that even after the Offer is completed the Company will have ready access to sources of capital sufficient to fund investments in the business, including through attractive acquisition opportunities that might become available.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not in excess of $39.00 nor less than $32.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual transaction costs associated with open-market sales. Any Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders will be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

  Shares the Company acquires pursuant to the Offer will become authorized but unissued shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

  As of February 10, 1998, there were 91,940,672 Shares outstanding and 9,448,755 Shares issuable upon exercise of outstanding Options. As of February 10, 1998, the Company's directors and executive officers as a group (19 persons) beneficially owned 3,772,339 Shares (including 1,747,260 Shares issuable to such persons upon exercise of Options exercisable within sixty days of such date) which constituted 4.0% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within sixty days of such date were exercised) at such time. Each of the Company's executive officers and directors has advised the Company that he or she does not intend to tender any Shares pursuant to the Offer. If the Company purchases 8,000,000 Shares pursuant to the Offer (8.7% of the outstanding Shares as of February 10, 1998 or 7.9% assuming exercise of all outstanding Options) and no director or executive officer tenders Shares pursuant to the Offer, then, after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 4.4% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within sixty days of such date were exercised).

  Except as set forth in Schedule I hereto, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

  Except as disclosed herein, neither the Company nor its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company or its subsidiaries, such as a merger, reorganization, sale or transfer of a material amount of its or their assets, any material change in its present dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Articles of Incorporation or Bylaws, or any actions causing a class of its equity securities to be delisted by the NYSE or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

10. SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases 8,000,000 Shares pursuant to the Offer at the maximum purchase price of $39.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $314.5 million. The Company anticipates that approximately $312 million of the funds necessary to purchase Shares pursuant to the Offer and to pay the related fees and expenses will come from a $350 million five-year unsecured revolving credit facility and a $150 million 364-day unsecured revolving credit facility (the "Credit Facilities"), each to be supplied by Bank of America National Trust and Savings Association and Credit Suisse First Boston Corporation (collectively, the "Banks"), pursuant to a Commitment Letter dated February 11, 1998 and related Terms Sheet (collectively, the "Commitment Letter"). Each of the Banks reserves the right to syndicate a portion of its aggregate commitment to one or more other financial institutions. The balance of the funds will come from cash, cash equivalents and marketable securities held by the Company.

  The interest rates under the Credit Facilities will be variable rates, based on the Company's debt-to-capitalization ratio or, if applicable, the Company's credit rating. Based on current market conditions, the annualized interest rate for funds borrowed under the Credit Facilities, as of the date of this Offer to Purchase, would be approximately 6%.

  The Commitment Letter provides that the definitive agreement for the Credit Facilities will obligate the Company to pay certain facility fees, arrangement fees, annual administrative fees and to reimburse the lenders thereunder for certain fees and expenses they incur in making the loan. The Commitment Letter also provides that the definitive loan agreement will contain certain financial covenants related to the Company's maximum leverage ratios and minimum interest coverage ratio. The Commitment Letter provides that the definitive loan agreement will contain usual and customary (i) affirmative and negative covenants, including restrictions on the Company's ability, and the ability of certain of its subsidiaries, subject to certain exceptions, to incur debt, pay dividends, make investments and acquisitions, sell assets, enter into mergers and redeem or repurchase stock and (ii) events of default, including failure to pay principal or interest, breaches of representations or covenants, certain events of bankruptcy or insolvency and a change of control (as defined therein). The Commitment Letter provides that the availability of the Credit Facilities will be subject to the satisfaction of certain customary conditions, including, but not limited to, the execution of definitive loan documentation, the accuracy of representations and warranties and the absence of any default.

  The Company expects to repay the borrowings used to purchase Shares pursuant to the Offer primarily through internally generated funds. Depending on business and market conditions, the Company may refinance all or a portion of such borrowings through the public and/or private offering of securities, issuance of commercial paper or other financing, or a combination of the foregoing, as the Company may deem appropriate. See "Certain Information About the Company--Certain Financial Information--Summary Unaudited Condensed Consolidated Pro Forma Financial Information" in Section 11 for further information concerning the assumed cost of funds for the Offer.

  The preceding description of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter, which is incorporated by reference as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") of which this Offer to Purchase forms a part. A copy of the Schedule 13E-4 may be obtained from the Commission. See "Certain Information About the Company--Additional Information" in Section 11.

11. CERTAIN INFORMATION ABOUT THE COMPANY

GENERAL

  The Company designs, manufactures and markets medical devices and provides services for the cardiovascular segment of the medical device industry. The Company's products are distributed in more than 100 countries worldwide through a combination of direct sales personnel, independent manufacturers' representatives and distribution organizations. The main markets for the Company's products are the United States, Western Europe and Japan. The principal executive offices of the Company are located at One Lillehei Plaza, St. Paul, Minnesota 55117, and its telephone number at that address is (612) 483-2000.

RECENT DEVELOPMENTS

  On February 11, 1998, the Company issued a press release reporting its 1997 financial results. The Company, however, has not yet prepared the consolidated financial statements and related notes, in conformity with generally accepted accounting principles, required to be included in the Company's Annual Report on Form 10-K. The summary historical consolidated financial information for the three months ended December 31, 1997 and 1996 and for the year ended December 31, 1997 included as part of the press release summarizing these financial results reflect, in the opinion of management of the Company, all adjustments necessary for a fair statement of the results of operations for such periods. Set forth below is the full text of the press release.

    St. Paul, Minnesota, February 11, 1998--St. Jude Medical, Inc. (NSYE:STJ) today reported record fourth quarter and annual sales. Net sales for the fourth quarter 1997 increased 11% on a constant currency basis compared to the fourth quarter of 1996. As reported, sales increased 7% to $249 million, compared to $232 million in the fourth quarter 1996. Net sales for 1997 increased 16% on a constant currency basis compared to 1996. As reported, net sales increased 13% to $994 million, compared to $877 million in 1996. The stronger U.S. dollar reduced 1997 net sales by $7.5 million in the fourth quarter and $26 million for the year compared to 1996.

    Net income for the 1997 fourth quarter, before special charges, and the cumulative effect of an accounting change relating to business process reengineering, was $28 million, or $.30 per diluted share, compared to $23 million, or $.26 per diluted share, in the fourth quarter of 1996 before special charges and purchased R&D, a 22% increase. Reported net income for the fourth quarter 1997, including special charges and the accounting change, was $3 million, or $.03 per diluted share, compared to a loss of $30 million, or $.32 per diluted share in the fourth quarter of 1996.

    Exclusive of special charges and the accounting change, net income for 1997 was $98 million, or $1.06 per diluted share, compared to $122 million exclusive of special charges and purchased R&D, or $1.32 per diluted share, for 1996. Reported net income for 1997 including special charges and the accounting change, was $53 million, or $.58 per diluted share, compared to $61 million, or $.66 per diluted share in 1996.

    Current and historical results include the combined results of St. Jude Medical, Inc. and Ventritex, Inc. reflecting the stock-for-stock merger completed in the second quarter 1997. Results also include the post-acquisition operating results of Telectronics that was acquired on November 29, 1996. Certain reclassifications of previously reported amounts have been made to conform with the current year presentation.

    Ronald A. Matricaria, Chairman and CEO, said, "We achieved record sales in 1997. Both the Cardiac Rhythm Management Division (CRMD) and Daig had strong growth for the quarter and year and the Heart Valve Division grew at twice the rate of market growth. While earnings were negatively affected by costs associated with integrating strategic acquisitions in our Cardiac Rhythm Management business, we believe we have now positioned this business to be very competitive. We are already seeing a positive trend as evidenced by implantable cardioverter defibrillator (ICD) sales of $28 million in the fourth quarter. Our focus for 1998 is on improving operational profitability.

    "During the fourth quarter and so far in 1998, we have announced several important product milestones. Our Toronto SPV(R) bioprosthetic heart valve received U.S. Food and Drug Administration (FDA) approval in November. We have already seen positive reaction from surgeons to this important new product. CRMD also launched two pacemaker systems with our advanced Minute Ventilation sensor technology, the Pacesetter META(TM) DDDR and the Pacesetter Tempo(TM). The Tempo device incorporates the fifth generation of Minute Ventilation sensor technology, representing ten years of clinical experience. Our CRMD business launched in the U.S. both an innovative pocket-sized programmer, the APS Micro, and our universal programming platform, the APS(TM) III programmer," Matricaria added.

    "In addition, our next generation ICD platforms, the Angstrom(TM) II and Contour(R) II, are now approved in the U.S. and Europe. The
  Angstrom(TM) II is the world's smallest ICD and the Contour(R) II delivers the highest defibrillation output. Both are also the thinnest ICD's available," Matricaria continued.

    "We also announced the appointment of Fred B. Parks as President and Chief Operating Officer. Fred's strong operations background and global perspective will help St. Jude Medical execute our strategic plan going forward," concluded Matricaria.

    Any statements made regarding the Company's anticipated revenues, expenses and earnings are forward-looking statements which are subject to risks and uncertainties, such as those described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (see page 25) and Form 10-Q for the quarter ended September 30, 1997 (see page 10). Actual results may differ materially from anticipated results.

    St. Jude Medical, Inc. (www.sjm.com) develops, manufactures and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products and services including heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.

                    CONSOLIDATED CONDENSED INCOME STATEMENTS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  THREE MONTHS ENDED      YEAR ENDED DECEMBER
                                     DECEMBER 31,                 31,
                                  ---------------------   --------------------
                                    1997        1996        1997       1996
                                  ---------   ---------   ---------  ---------
Net sales.......................   $249,361    $231,964    $994,396   $876,747
Cost of sales...................     93,603      81,825     365,717    294,888
Gross profit....................    155,758     150,139     628,679    581,859
Selling, general and
 administrative expense.........     95,722      85,967     378,500    311,470
Research and development
 expense........................     20,504      29,843     104,693    107,644
Purchased research and
 development....................        --       35,350          --     40,350
Special charges.................     28,024      47,808      58,669     52,926
Operating profit (loss).........     11,508     (48,829)     86,817     69,469
Other income (expense)..........       (791)      2,533       1,419     21,140
Income (loss) before taxes......     10,717     (46,296)     88,236     90,609
Income tax provision (benefit)..      6,205     (16,776)     33,530     29,972
Net income (loss) before the
 cumulative effect of accounting
 change for business process
 reengineering..................      4,512     (29,520)     54,706     60,637
Cumulative effect of accounting
 change, net of taxes...........      1,566         --        1,566        --
Net income (loss)...............   $  2,946    $(29,520)   $ 53,140   $ 60,637
Earnings per common share:
 Income (loss) before accounting
  change........................  $     .05   $    (.32)  $     .60  $     .67
 Cumulative effect of accounting
  change........................  $    (.02)        --    $    (.02)        --
 Net income (loss) per common
  share.........................  $     .03   $    (.32)  $     .58  $     .67
Earnings per common share-
 assuming dilution:
 Income (loss) before accounting
  change........................  $     .05   $    (.32)  $     .59  $     .66
 Cumulative effect of accounting
  change........................  $    (.02)        --    $    (.01)       --
 Net income (loss) per common
  share.........................  $     .03   $    (.32)  $     .58  $     .66
Basic shares....................     91,828      91,336      91,426     90,989
Diluted shares..................     92,283      91,403      92,052     92,372

                       SELECTED BALANCE SHEET INFORMATION
                             (AMOUNTS IN THOUSANDS)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
Cash and marketable securities........................   $184,536     $235,395
Accounts receivable, less allowances .................    247,146      216,813
Inventories, net......................................    241,039      217,661
Property, plant and equipment, net....................    307,645      289,274
Long-term debt........................................    220,000      229,500

--------

Note: Historical amounts have been restated to include Ventritex, Inc.

CERTAIN FINANCIAL INFORMATION

        SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The table below sets forth summary historical condensed consolidated financial information of the Company and its subsidiaries. The summary historical condensed consolidated financial information for fiscal years ended December 31, 1996 and 1995 has been derived from the audited supplemental consolidated financial statements of the Company, which give effect to the acquisition of Ventritex, Inc. on May 15, 1997 under the pooling of interests method, as reported in the Company's Current Report on Form 8-K filed with the Commission on February 11, 1998. The summary historical condensed consolidated financial information for the nine months ended September 30, 1997 and 1996 has been derived from the unaudited condensed consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997. In the opinion of management of the Company, the unaudited condensed consolidated financial statements for the nine months ended September 30, 1997 and 1996 reflect all adjustments necessary for a fair statement of the results of operations for such periods.

  The summary historical condensed consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and the related notes thereto from which it has been derived and which are included in the reports referred to above. Copies of such reports may be inspected or obtained from the Commission in the manner specified in "Additional Information" below.

                                    YEAR ENDED                    NINE MONTHS ENDED
                                   DECEMBER 31,                     SEPTEMBER 30,
                          -------------------------------  -------------------------------
                                                                     (UNAUDITED)
                               1996            1995             1997            1996
                          --------------- ---------------  --------------- ---------------
                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO DATA)
SUMMARY CONDENSED
 CONSOLIDATED STATEMENTS
 OF INCOME:
Net sales...............  $       876,747 $       848,078  $       745,035 $       644,783
Cost of sales...........          294,888         292,788          272,114         213,063
                          --------------- ---------------  --------------- ---------------
  Gross profit..........          581,859         555,290          472,921         431,720
Selling, general and ad-
 ministrative expense...          311,470         284,940          282,778         225,503
Research and development
 expense................          107,644         101,264           84,189          77,801
Purchased research and
 development charges....           40,350             --               --            5,000
Special charges.........           47,808             --            30,645             --
                          --------------- ---------------  --------------- ---------------
Operating profit........           74,587         169,086           75,309         123,416
Other income (expense),
 net....................           16,022          (1,992)           2,210          13,489
                          --------------- ---------------  --------------- ---------------
Income before taxes.....           90,609         167,094           77,519         136,905
Income tax provision....           29,972          49,978           27,325          46,748
                          --------------- ---------------  --------------- ---------------
Net income..............  $        60,637 $       117,116  $        50,194 $        90,157
                          =============== ===============  =============== ===============
Earnings per share:
  Primary...............  $           .66 $          1.28  $           .54 $           .98
                          =============== ===============  =============== ===============
  Fully diluted.........  $           .65 $          1.28  $           .54 $           .98
                          =============== ===============  =============== ===============
Weighted average shares
 outstanding:
  Primary...............           92,372          91,326           92,856          92,200
  Fully diluted.........           92,663          91,802           93,053          92,331
Cash dividends paid per
 share..................  $           --  $           --   $           --  $           --
Ratio of earnings to
 fixed charges..........            13.00           11.71             6.89           28.34
                                   DECEMBER 31,                     SEPTEMBER 30,
                          -------------------------------  -------------------------------
                                                                     (UNAUDITED)
                               1996            1995             1997            1996
                          --------------- ---------------  --------------- ---------------
                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO DATA)
SUMMARY CONDENSED
 CONSOLIDATED BALANCE
 SHEETS:
ASSETS
Current Assets:
  Cash and cash equiva-
   lents................  $        49,388 $        62,638  $        22,311 $        57,665
  Marketable securi-
   ties.................          186,007         176,983          149,601         177,318
  Accounts receivable,
   less allowance.......          216,813         175,405          247,654         189,525
  Total inventories.....          217,661         173,026          240,057         176,502
  Other current assets..           78,015          33,855           71,033          37,511
                          --------------- ---------------  --------------- ---------------
   Total current as-
    sets................          747,884         621,907          730,656         638,521
Net property, plant and
 equipment..............          289,274         188,928          312,825         221,808
Other assets, net:......          435,336         381,400          423,155         377,111
                          --------------- ---------------  --------------- ---------------
   Total Assets.........  $     1,472,494 $     1,192,235  $     1,466,636 $     1,237,440
                          =============== ===============  =============== ===============
LIABILITIES AND SHARE-
 HOLDERS' EQUITY
Accounts payable and ac-
 crued expenses.........  $       320,933 $       216,847  $       257,812 $       211,732
Long-term debt..........          229,500         120,000          229,500          57,500
Total shareholders' eq-
 uity...................          922,061         855,388          979,324         968,208
                          --------------- ---------------  --------------- ---------------
   Total Liabilities and
    Shareholders' Equi-
    ty..................  $     1,472,494 $     1,192,235  $     1,466,636 $     1,237,440
                          =============== ===============  =============== ===============
Working capital.........  $       426,951 $       405,060  $       472,844 $       426,789
Total assets less excess
 of cost of assets ac-
 quired over book val-
 ue.....................  $     1,111,135 $       875,059  $     1,116,132 $       937,648
Total debt..............  $       229,500 $       120,000  $       229,500 $        57,500
Book value per common
 share..................  $         10.08 $          9.47  $         10.67 $         10.59

 See Notes to Summary Historical Condensed Consolidated Financial Information.

   NOTES TO SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

ACQUISITIONS--DIVESTITURE

  Effective May 15, 1997, the Company acquired Ventritex, Inc. ("Ventritex"), a Sunnyvale, California based manufacturer of implantable cardioverter defibrillators and related products. Each share of Ventritex common stock was converted into .5 shares of the Company's common stock. The Company issued 10,437,800 Shares to Ventritex shareholders in connection with the acquisition. The transaction was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, are presented on a pooled basis. The results of Ventritex's operations have been included in the summary historical condensed consolidated results of operations as if the merger had occurred at the beginning of 1995. These results are not necessarily indicative of the results that would have occurred had the merger actually taken place at the beginning of 1995, or of the expected future results of operations.

  On November 29, 1996, the Company acquired substantially all of the worldwide cardiac rhythm management assets of Telectronics Pacing Systems, Inc. ("Telectronics") for $135,000. The acquisition was accounted for under the purchase accounting method. The initial price can be adjusted upward or downward based upon the change in net asset value between June 30, 1996 and November 29, 1996. The Company and the seller currently disagree about the final adjustment to the purchase price and are following procedures in the purchase agreement to resolve their differences. The Company expects that any adjustment to the purchase price would be recorded as an adjustment to goodwill. Goodwill of approximately $76,000 including approximately $43,000 of consolidation charges, is being amortized on a straight line basis over 20 years. Telectronics' operations have been included in the consolidated results of operations from the date of acquisition. The following unaudited pro forma summary information presents the results of operations of the Company and Telectronics for the nine months ended September 30, 1996, as if the acquisition had occurred at the beginning of 1996.

                                                                    NINE MONTHS
                                                                      ENDING
                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
                                                                    (UNAUDITED)
   Net sales......................................................   $715,699
   Net (loss).....................................................   $(11,585)
   Primary (loss) per share.......................................   $   (.13)

  These pro forma results are not necessarily indicative of the results that would have occurred had the acquisition actually taken place at the beginning of 1996, or of the expected future results of the combined operations.

  On August 29, 1997, the Company sold Medtel, a Far East distribution company, to Getz Brothers and Co., Inc. The gain on the sale of this business was recorded as an adjustment to previously recorded goodwill. The results of operations of Medtel were not material to the consolidated results.

CONTINGENCIES

  The Company is involved in various products liability lawsuits, claims and proceedings of a nature considered normal to its business with the exception noted below. Subject to self-insured retentions, the Company has products liability insurance sufficient to cover such claims and suits. In connection with two pacemaker lead models, the Company may be subject to future uninsured claims. The Company's products liability insurance carrier has denied coverage for these models and has filed suit against the Company seeking rescission of the policy covering Pacesetter business retroactive to the date the Company acquired Pacesetter. The Company was a codefendant in a 1995 class action suit with respect to these leads. This case was settled in November 1995. The Company's share of the settlement is approximately $5,000. Additional claims could be filed by patients with these leads who were not class members. Further, claims may be filed in the future relative to events currently unknown to management. Management believes losses that might be sustained from such actions would not have a material adverse effect on the Company's liquidity or financial condition, but could potentially be material to the net income of a particular future period if resolved unfavorably.

EARNINGS PER SHARE

  All net earnings per Share data is based on the weighted average Shares and Share equivalents outstanding during the applicable periods. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted for all financial statements issued for periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in basic earnings per share of $.01 per share for the year-to-date amounts for both years presented and no change for the third quarter for both years presented.

RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include earnings before taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals.

BOOK VALUE PER SHARE

  Book value per Share is calculated as total shareholders' equity divided by the number of Shares outstanding at the end of the period.

                   SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION

  The following summary unaudited condensed consolidated pro forma financial information gives effect to the purchase of 8,000,000 Shares pursuant to the Offer at a Purchase Price of $32.00 per Share and at a Purchase Price of $39.00 per Share, the minimum and maximum possible Share Purchase Prices in the Offer, based on certain assumptions described in the Notes to Summary Unaudited Condensed Consolidated Pro Forma Financial Information. The pro forma adjustments assume the Offer occurred as of the first day of the period presented for purposes of the Summary Condensed Consolidated Statements of Income, and as of the balance sheet date for purposes of the Summary Condensed Consolidated Balance Sheets. The summary unaudited condensed consolidated pro forma financial information should be read in conjunction with the summary historical condensed consolidated financial information and accompanying notes. The summary unaudited condensed consolidated pro forma financial information does not purport to be indicative of the results that would actually have been obtained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or of the results that may be obtained in the future.

                                            YEAR ENDED DECEMBER 31, 1996
                                      ----------------------------------------
                                                     AT $32         AT $39
                                      HISTORICAL PURCHASE PRICE PURCHASE PRICE
                                      ---------- -------------- --------------
                                               (AMOUNTS IN THOUSANDS,
                                       EXCEPT PER SHARE DATA AND RATIO DATA)
SUMMARY CONDENSED CONSOLIDATED
 STATEMENTS OF INCOME:
Net sales............................ $  876,747   $  876,747     $  876,747
Cost of sales........................    294,888      294,888        294,888
                                      ----------   ----------     ----------
   Gross profit......................    581,859      581,859        581,859
Selling, general and administrative
 expense.............................    311,470      311,470        311,470
Research and development expense.....    107,644      107,644        107,644
Purchased research and development
 charges.............................     40,350       40,350         40,350
Special charges......................     47,808       47,808         47,808
                                      ----------   ----------     ----------
Operating profit.....................     74,587       74,587         74,587
Other income (expense), net..........     16,022          (29)        (3,445)
                                      ----------   ----------     ----------
Income before taxes..................     90,609       74,558         71,142
Income tax provision.................     29,972       23,784         22,424
                                      ----------   ----------     ----------
Net income........................... $   60,637   $   50,774     $   48,718
                                      ==========   ==========     ==========
Earnings per share:
   Primary........................... $      .66   $      .60     $      .58
                                      ==========   ==========     ==========
   Fully diluted..................... $      .65   $      .60     $      .58
                                      ==========   ==========     ==========
Weighted average shares outstanding:
   Primary...........................     92,372       84,372         84,372
   Fully diluted.....................     92,663       84,663         84,663
Cash dividends paid per share........ $      --    $      --      $      --
Ratio of earnings to fixed charges...      13.00         4.16           3.63
                                                 DECEMBER 31, 1996
                                      ----------------------------------------
                                                     AT $32         AT $39
                                      HISTORICAL PURCHASE PRICE PURCHASE PRICE
                                      ---------- -------------- --------------
                                               (AMOUNTS IN THOUSANDS,
                                       EXCEPT PER SHARE DATA AND RATIO DATA)
SUMMARY CONDENSED CONSOLIDATED
 BALANCE SHEETS:
ASSETS
Current Assets
  Cash and cash equivalents.......... $   49,388   $   47,078     $   47,078
  Marketable securities..............    186,007      186,007        186,007
  Accounts receivable, less
   allowance.........................    216,813      216,813        216,813
  Total inventories..................    217,661      217,661        217,661
  Other current assets...............     78,015       78,015         78,015
                                      ----------   ----------     ----------
    Total current assets.............    747,884      745,574        745,574
Net property, plant and equipment....    289,274      289,274        289,274
Other assets, net ...................    435,336      436,576        436,576
                                      ----------   ----------     ----------
    Total Assets..................... $1,472,494   $1,471,424     $1,471,424
                                      ==========   ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued
 expenses............................ $  320,933   $  320,933     $  320,933
Long-term debt.......................    229,500      485,500        541,500
Total shareholders' equity...........    922,061      664,991        608,991
                                      ----------   ----------     ----------
    Total Liabilities and
     Shareholders' Equity............ $1,472,494   $1,471,424     $1,471,424
                                      ==========   ==========     ==========
Working capital...................... $  426,951   $  424,641     $  424,641
Total assets less excess of cost of
 assets acquired over book value..... $1,111,135   $1,110,065     $1,110,065
Total debt........................... $  229,500   $  485,500     $  541,500
Book value per common share.......... $    10.08   $     7.27     $     6.66

                                       NINE MONTHS ENDED SEPTEMBER 30, 1997
                                      ---------------------------------------
                                                      AT $32        AT $39
                                                     PURCHASE      PURCHASE
                                       HISTORICAL     PRICE         PRICE
                                      -------------------------  ------------
                                              (AMOUNTS IN THOUSANDS,
                                      EXCEPT PER SHARE DATA AND RATIO DATA)
SUMMARY CONSOLIDATED STATEMENTS OF
 INCOME:
Net sales............................ $    745,035 $    745,035  $    745,035
Cost of sales........................      272,114      272,114       272,114
                                      ------------ ------------  ------------
    Gross profit.....................      472,921      472,921       472,921
Selling, general and administrative
 expense.............................      282,778      282,778       282,778
Research and development expense.....       84,189       84,189        84,189
Purchased research and development
 charges.............................          --           --            --
Special charges......................       30,645       30,645        30,645
                                      ------------ ------------  ------------
Operating profit.....................       75,309       75,309        75,309
Other income (expense)...............        2,210       (9,720)      (12,282)
                                      ------------ ------------  ------------
Income before taxes..................       77,519       65,589        63,027
Income tax provision.................       27,325       22,805        21,820
                                      ------------ ------------  ------------
Net income........................... $     50,194 $     42,784  $     41,207
                                      ============ ============  ============
Earnings per share:
  Primary............................ $        .54 $        .50  $        .49
                                      ============ ============  ============
  Fully diluted...................... $        .54 $        .50  $        .49
                                      ============ ============  ============
Weighted average shares outstanding:
  Primary............................       92,856       84,856        84,856
  Fully diluted......................       93,053       85,053        85,053
Cash dividends paid per share........ $        --  $        --   $        --
Ratio of earnings to fixed charges...         6.89         3.61          3.29
                                                SEPTEMBER 30, 1997
                                      ---------------------------------------
                                                      AT $32        AT $39
                                                     PURCHASE      PURCHASE
                                       HISTORICAL     PRICE         PRICE
                                      -------------------------  ------------
                                              (AMOUNTS IN THOUSANDS,
                                      EXCEPT PER SHARE DATA AND RATIO DATA)
SUMMARY CONDENSED CONSOLIDATED BAL-
 ANCE SHEETS:
ASSETS
Current Assets
  Cash and cash equivalents.......... $     22,311 $     20,001  $     20,001
  Marketable securities..............      149,601      149,601       149,601
  Accounts receivable, less allow-
   ance..............................      247,654      247,654       247,654
  Total inventories..................      240,057      240,057       240,057
  Other current assets...............       71,033       71,033        71,033
                                      ------------ ------------  ------------
    Total current assets.............      730,656      728,346       728,346
Net property, plant and equipment....      312,825      312,825       312,825
Other assets, net....................      423,155      424,395       424,395
                                      ------------ ------------  ------------
    Total Assets..................... $  1,466,636 $  1,465,566  $  1,465,566
                                      ============ ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued ex-
 penses.............................. $    257,812 $    257,812  $    257,812
Long-term debt.......................      229,500      485,500       541,500
Total shareholders' equity...........      979,324      722,254       666,254
                                      ------------ ------------  ------------
  Total Liability and Shareholders'
   Equity............................ $  1,466,636 $  1,465,566  $  1,465,566
                                      ============ ============  ============
Working capital...................... $    472,844 $    470,534  $    470,534
Total assets less excess of cost of
 assets acquired over book value..... $  1,116,132 $  1,115,062  $  1,115,062
Total debt........................... $    229,500 $    485,500  $    541,500
Book value per common share.......... $      10.67 $       7.87  $       7.26

               NOTES TO SUMMARY CONDENSED CONSOLIDATED UNAUDITED
                        PRO FORMA FINANCIAL INFORMATION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The summary condensed consolidated unaudited proforma financial information assumes 8,000,000 Shares are purchased by the Company at $32.00 per Share and $39.00 per Share, with the purchase being financed with the proceeds from borrowings of $256,000 and $312,000, respectively. The assumed annualized interest rate used for proforma income statement purposes is 6.1%, and represents the current average interest rates under the Credit Facilities. The provision for income taxes has been adjusted based on the appropriate statutory rates. Fees assumed incurred in connection with such borrowings have been capitalized as deferred financing costs and amortized over the average life of the borrowing. Expenses directly related to the Offer are assumed to be $1,070 and are included as part of the cost of the Shares acquired. The pro forma financial information assumes that none of the 9,448,755 Shares issuable upon exercise of outstanding Options are purchased pursuant to the Offer.

ADDITIONAL INFORMATION

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchange.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the

Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

  The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U. S. FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a shareholder's particular circumstances, the Company's purchase of such shareholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an exchange of Shares for cash.

  This summary may not apply to Shares acquired as compensation (including Shares acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,
(iii) an estate, or (iv) a trust (a) of which one or more United States persons have the authority to control all substantial decisions and over the administration of which a court within the United States is able to exercise primary supervision or (b) that was in existence on August 20, 1996, was treated as a United States person under the law in effect immediately prior to such date and has in effect an election to continue to be treated as a United States person. A "Non-United States Holder" is a holder of Shares other than a United States Holder. This discussion does not address the tax consequences to Non-United States Holders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such Non-United States Holders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Non-United States Holders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

  Consequences to United States Holders who receive cash pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

  Under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold such holder's Shares, and thus will recognize gain or loss if the exchange (i) is "not essentially equivalent to a dividend" with respect to the holder, (ii) is "substantially disproportionate" with respect to such holder or (iii) results in a "complete termination" of such holder's equity interest in the Company, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

  If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

  A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

  An exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

  A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company.

  If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holders' tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss. Any such capital gain will be taxed at long-term rates if the holding period of the Shares exceeds eighteen months, at mid-term rates if the holding period of the Shares exceeds twelve months but is not more than eighteen months and at short-term rates if the holding period of the Shares is not more than twelve months, each as of the date of the exchange.

  If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax free return of such holder's tax basis in the Shares and thereafter as capital gain.

  The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

  Consequences to Shareholders who do not receive cash pursuant to the Offer. Shareholders, none of whose Shares are exchanged pursuant to the Offer, will not incur any tax liability as a result of the consummation of the Offer.

  See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall have been deemed by the Company to have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. There can be no assurance that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company, except to the extent that such Shares may be withdrawn as set forth in Section 4.

  The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

  Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, a change in the Dealer Manager's soliciting fee or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

  The Company has retained Credit Suisse First Boston to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer. Credit Suisse First Boston will receive a fee for its services as financial advisor and Dealer Manager of $0.07 for each Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse Credit Suisse First Boston for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and the reasonable fees and disbursements of their counsel, and to indemnify Credit Suisse First Boston against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Credit Suisse First Boston has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and can be expected to render similar services to the Company in the future. Credit Suisse First Boston will also act as syndicating agent and as a lender under the Credit Facilities. See
Section 10.

  The Company has retained Georgeson & Company Inc. as Information Agent and American Stock Transfer & Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  The Dealer Manager and Information Agent may contact shareholders by mail, telephone, telex, telegraph and in person, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 13E-4 which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                          St. Jude Medical, Inc.

February 12, 1998

                                                                     SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

  Except as set forth below, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to February 12, 1998:

    1. On December 16, 1997, Thomas H. Garrett disposed of 150 Shares by gift.

    2. On December 18, 1997, Walter L. Sembrowich purchased 2,000 Shares at $29.1875 per Share through a broker transaction on the NYSE.

    3. On December 19, 1997, Daniel J. Starks purchased 34,000 Shares at prices ranging from $29.0625 to $29.625 per Share through broker transactions on the NYSE.

    4. On December 30, 1997, Fred Parks purchased 4,000 Shares at $30.00 per Share through a broker transaction on the NYSE.

    5. On January 8, 1998, Roger G. Stoll purchased 2,200 Shares at $31.50 per Share through a broker transaction on the NYSE.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY


              By Mail:                            By Overnight Courier:


   American Stock Transfer & Trust           American Stock Transfer & Trust
               Company                                   Company
           40 Wall Street                            40 Wall Street
      New York, New York 10005                  New York, New York 10005

                                   By Hand:

                    American Stock Transfer & Trust Company
                          40 Wall Street, 46th Floor
                           New York, New York 10005

Facsimile for Eligible Institutions:              Confirm by Telephone:


           (718) 234-5001                            (800) 937-5449
                                                     (718) 921-8200

  Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below, or to the Dealer Manager, at the address and telephone number below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                        [Georgeson & Company Inc. Logo]

                               Wall Street Plaza
                           New York, New York 10005
                        Banks and Brokers Call Collect:
                                (212) 440-9800
                          All Others Call Toll-Free:
                                (800) 223-2064

                     The Dealer Manager for the Offer is:

                    CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 646-4543